FOR IMMEDIATE RELEASE



                                       CONTACT:  Patrick W. Allender
                                                 Chief Financial Officer
                                                 (202) 828-0850


                       DANAHER CORPORATION EXTENDS TENDER OFFER FOR
                                EXIDE ELECTRONICS GROUP
                 ____________________________________________________

                    WASHINGTON, D.C., October 16, 1997 - Danaher
               Corporation (NYSE: DHR) announced today that it has extended its cash tender offer for all outstanding Exide Electronics Group, Inc. (NASDAQ: XUPS) equity securities (common shares, preferred shares and warrants) at a price equivalent to $20 per share until 5:00 p.m., New York City time, on October 30, 1997, unless further extended. The offer, which is being made by a wholly owned subsidiary of Danaher, was scheduled to expire at 5:00 p.m., New York City time, on October 16, 1997.

                    As of the close of business on October 15, 1997,
               approximately 32,000 Exide shares had been tendered.

                    Exide Electronics provides Strategic Power
               Management(TM) solutions to a broad range of businesses and institutions worldwide. Exide Electronics' products are used for networking, financial, medical, industrial, voice and data communications, military and aerospace applications --wherever continuous power is essential to daily operations.

                    Danaher Corporation is a leading manufacturer of Tools
               and Components and Process/Environmental Controls.
               (http://www.danaher.com)

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